Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR FIRST QUARTER 2026

ATLANTA, GA (April 24, 2026) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $22.3 million, or $0.77 per diluted share, for the first quarter of 2026, compared to $18.3 million, or $0.68 per diluted share, for the fourth quarter of 2025, and $16.3 million, or $0.63 per diluted share, for the first quarter of 2025.

First Quarter 2026 Highlights:

●	Annualized return on average assets was 1.96% compared to 1.80% for the fourth quarter of 2025 and 1.85% for the first quarter of 2025.
●	Annualized return on average equity was 18.28%, compared to 15.45% for the fourth quarter of 2025 and 15.67% for the first quarter of 2025. Adjusted return on average shareholder’s equity[1], which excluded average accumulated other comprehensive income and merger-related expenses was 19.36% for the first quarter of 2026, compared to 17.83% for the fourth quarter of 2025, and 16.37% for the first quarter of 2025.
●	Efficiency ratio was 42.16%, compared to 46.71% for the fourth quarter of 2025 and 38.32% for the first quarter of 2025. Operating efficiency ratio[1] was 38.87%, compared to 38.49% for the fourth quarter of 2025 and 37.59% for the first quarter of 2025
●	Net interest margin was 4.08%, compared to 3.73% for the fourth quarter of 2025 and 3.67% for the first quarter of 2025.

________________________

1 Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and for a reconciliation to GAAP.

Results of Operations

Net Income

Net income was $22.3 million for the first quarter of 2026, an increase of $4.0 million, or 21.9%, from $18.3 million for the fourth quarter of 2025. This increase was primarily due to an increase in interest income of $10.7 million, offset by an increase in interest expense of $2.2 million, a decrease of $1.5 million noninterest income, an increase in noninterest expenses of $1.0 million and an increase in income tax expense of $2.9 million. Net income increased by $6.0 million, or 36.9%, in the first quarter of 2026 compared to net income of $16.3 million for the first quarter of 2025. This increase was primarily due to an increase in interest income of $18.5 million, an increase in noninterest income of $901,000, offset by an increase in interest expense of $4.5 million, increase in noninterest expenses of $7.6 million, and an increase in income tax expense of $2.1 million.

Net Interest Income and Net Interest Margin

Interest income totaled $71.0 million for the first quarter of 2026, an increase of $10.7 million or 17.8%, from the previous quarter, primarily due to a $495.0 million increase in the average gross loans, $109.0 million for total average investments balance and a 32 basis point increase in loans yield. As compared to the first quarter of 2025, interest income for the first quarter of 2026 increased by $18.5 million, or 35.2%, primarily due to an increase in average balance of gross loans of $856.2 million, and an increase in average balance of investments of $188.0 million,  and a 34 basis points increase in the loan yield.

Interest expense totaled $26.5 million for the first quarter of 2026, an increase of $2.2 million, or 8.9%, from the previous quarter, primarily due to a $448.3 million increase in average interest-bearing deposits offset by a $17.6 million decrease in average borrowings and 10 basis point decrease in interest-bearing deposit costs. As compared to the first quarter of 2025, interest expense for the first quarter of 2026 increased by $4.5 million, or 20.7%, primarily due to a $695.3 million increase in average interest-bearing deposits balances and $46.3 million increase in average borrowing balances offset by a 24 basis point decrease in interest-bearing deposit costs and four basis point decrease in borrowing costs. The Company currently has interest rate derivative agreements totaling $625.0 million that are designated as cash flow hedges of our deposit accounts indexed to the Effective Federal Funds Rate (3.64% as of March 31, 2026). The weighted average pay rate for these interest rate derivatives is 2.78%. During the first quarter of 2026, we recorded a credit to interest expense of $2.3 million from the benefit received on these interest rate derivatives compared to a benefit of $2.9 million and $4.3 million recorded during the fourth quarter of 2025 and the first quarter of 2025, respectively.

The net interest margin for the first quarter of 2026 was 4.08% compared to 3.73% for the previous quarter, an increase of 35 basis points. The yield on average interest-earning assets for the first quarter of 2026 increased by 25 basis points to 6.51% from 6.26% for the previous quarter, while the cost of average interest-bearing liabilities for the first quarter of 2026 decreased by 11 basis points to 3.25% from 3.36% for the previous quarter. Average earning assets increased by $604.0 million from the previous quarter, due to an increase in average loan balances of $495.0 million, and an increase of $109.0 million in average total investments. Average interest-bearing liabilities increased by $430.8 million from the previous quarter as average interest-bearing deposits increased by $448.3 million offset by average borrowings decreased of $17.6 million.

As compared to the same period in 2025, the net interest margin for the first quarter of 2026 increased by 41 basis points to 4.08% from 3.67%, primarily due to a 20 basis points increase in the yield on average interest-earning assets of $4.4 billion and a 23 basis points decrease in the cost of average interest-bearing liabilities of $3.3 billion. Average earning assets for the first quarter of 2026 increased by $1.0 billion from the first quarter of 2025, due to a $188.0 million increase in average total investments and a $856.2 million increase in average loans. Average interest-bearing liabilities for the first quarter of 2026 increased by $741.6 million from the first quarter of 2025, driven by the increase in average interest-bearing deposits of $695.3 million, and $46.3 increase in average borrowings.

Noninterest Income

Noninterest income for the first quarter of 2026 was $6.4 million, a decrease of $1.5 million, or 18.7%, from the fourth quarter of 2025, primarily due to lower gains on sale from our residential mortgage loans, lower servicing income from our  residential mortgage loans and other service changes, commission and fees, and  other income from unrealized gains recognized by our equity securities, offset by higher gains on sale and servicing income from our Small Business Administration (“SBA”) loans.  SBA loan sales totaled $19.7 million (sales premium of 7.68%) during the first quarter of 2026 compared to $9.7 million (sales premium of 7.13%) during the fourth quarter of 2025. Mortgage loan originations totaled $101.9 million during the first quarter of 2026 compared to $111.7 million during the fourth quarter of 2025. There were no mortgage loan sales during the first quarter of 2026.  Mortgage loans sales totaled $197.6 million (average sales premium 1.15%) during the fourth quarter of 2025. During the first quarter of 2026, we recorded a $666,000 fair value impairment recovery on our SBA servicing asset compared to a fair value adjustment charge of $238,000 during the fourth quarter of 2025. We also recorded no fair value impairment charge on our mortgage servicing asset during the first quarter of 2026 compared to a $16,000 fair value impairment recovery recorded during the fourth quarter of 2025.

Compared to the first quarter of 2025, noninterest income for the first quarter of 2026 increased by $901,000, or 16.5%, primarily due to higher gains on sale and servicing income from our SBA loans and service charges on deposits accounts, offset by decreases in gains on sale and servicing income from our residential mortgage loans. During the first quarter of 2025, we recorded a $104,000 fair value adjustment charge on our SBA servicing assets.

Noninterest Expense

Noninterest expense for the first quarter of 2026 totaled $21.4 million, an increase of $1.0 million, or 4.9%, from $20.4 million for the fourth quarter of 2025. This increase was primarily attributable to increases in salaries and employee benefits, occupancy and equipment and other expenses, partially offset by decrease in merger-related expenses.

Compared to the first quarter of 2025, noninterest expense during the first quarter of 2026 increased by $7.6 million, or 55.4%, primarily due to higher salaries and employee benefits, occupancy and equipment expense, data processing expense, security expense, loan expense, core deposit amortization expense and merger-related expenses.

The Company’s efficiency ratio was 42.2% for the first quarter of 2026 compared to 46.7% and 38.3% for the fourth quarter of 2025 and first quarter of 2025, respectively.

Income Tax Expense

The Company’s effective tax rate for the first quarter of 2026 was 26.2%, compared to 21.6% for the fourth quarter of 2025 and 26.2% for the first quarter of 2025. The effective tax rate was higher during the first  quarter of 2026 due to a tax provision to tax return adjustment recorded for our 2023 state tax returns filed during the fourth quarter of 2025.

Balance Sheet

Total assets were $4.7 billion at March 31, 2026, a decrease of $80.0 million, or 1.7%, from $4.8 billion at December 31, 2025, and an increase of $1.03 billion or 28.1%, from $3.7 billion at March 31, 2025. The $80.0 million decrease in total assets at March 31, 2026 compared to December 31, 2025 was primarily due to decreases of $20.6 million in securities, $50.3 million in loans, $9.7 million in loans held for sale, and $4.1 million in Federal Home Loan Bank stock offset by an increase in cash and cash equivalents of $3.9 million. The $1.03 billion increase in total assets at March 31, 2026 compared to March 31, 2025 was primarily due to increases in loans of $868.6 million, cash and cash equivalents of $102.5 million, goodwill and core deposit intangible of $68.4 million, securities of $11.2 million, operating lease right-of-use asset of $6.5 million, servicing asset of $4.1 million, and other assets of $3.9 million partially offset by decreases in loans held for sale of $34.5 million and interest rate derivatives of $12.2 million.

Our investment securities portfolio made up only 0.96% of our total assets at March 31, 2026, compared to 1.38% and 0.93% at December 31, 2025 and March 31, 2025, respectively.

Loans

Loans held for investment were $4.00 billion March 31, 2026, a decrease of $50.3 million, or 1.2%, compared to $4.05 billion at December 31, 2025, and an increase of $868.6 million, or 27.7%, compared to $3.13 billion at March 31, 2025. The decrease in loans at March 31, 2026 compared to December 31, 2025 was due to a $68.0 million decrease in commercial real estate loans and a $4.5 million decrease in commercial and industrial loans, offset by a $14.1 million increase in commercial real estate loans and a $10.7 million increase in construction and development loans. There were no loans classified as held for sale at March 31, 2026.  Loans classified as held for sale totaled $9.8 million and $34.5 million at December 31, 2025 and March 31, 2025, respectively.

Deposits were $3.63 billion at March 31, 2026, a decrease of $19.3 million, compared to total deposits of $3.65 billion at December 31, 2025, and an increase of $889.6 million, or 32.5%, compared to total deposits of $2.74 billion at March 31, 2025. The decrease in total deposits at March 31, 2026 compared to December 31, 2025 was due to a $27.4 million decrease in interest-bearing demand deposits, a $66.1 million decrease in time deposits, offset by a $1.1 million increase in savings accounts, $54.7 million increase in money market accounts and a $18.4 million increase in noninterest-bearing demand deposits.

Noninterest-bearing deposits were $799.2 million at March 31, 2026, compared to $780.8 million at December 31, 2025 and $540.0 million at March 31, 2025. Noninterest-bearing deposits constituted 22.0% of total deposits at March 31, 2026, compared to 21.4% at December 31, 2025 and 19.7% at March 31, 2025. Interest-bearing deposits were $2.83 billion at March 31, 2026, compared to $2.87 billion at December 31, 2025 and $2.20 billion at March 31, 2025. Interest-bearing deposits constituted 78.0% of total deposits at March 31, 2026, compared to 78.6% at December 31, 2025 and 80.3% at March 31, 2025.

Uninsured deposits were 31.9% of total deposits at March 31, 2026, compared to 29.6% and 24.3% at December 31, 2025 and March 31, 2025, respectively. As of March 31, 2026, we had $1.69 billion available borrowing capacity at the Federal Home Loan Bank ($989.1 million), Federal Reserve Discount Window ($629.8 million) and various other financial institutions (fed fund lines totaling $67.5 million).

Asset Quality

The Company recorded a recovery for credit losses of $813,000 during the first quarter of 2026, compared to a recovery for credit losses of $39,000 during the fourth quarter of 2025 and a provision for credit losses of $135,000 during the first quarter of 2025. The credit provision expense recorded during the first quarter of 2026 was primarily due to the decrease in reserves mainly due to decrease in loan balances and reserves on individually analyzed loans. Annualized net charge-offs to average loans for the first quarter of 2026 was 0.03%, compared to net recovery of 0.00% for the fourth quarter of 2025 and 0.02% for the first quarter of 2025.

Nonperforming assets totaled $17.2 million, or 0.37% of total assets, at March 31, 2026, a decrease of $8.9 million from $26.1 million, (includes $7.5 million acquired from First IC Corporation (“First IC”) after our acquisition of First IC, the parent company of First IC Bank) or 0.55% of total assets, at December 31, 2025, and a decrease of $1.3 million from $18.5 million, or 0.51% of total assets, at March 31, 2025. The decrease in nonperforming assets at March 31, 2026 compared to December 31, 2025 was due to a $9.8 million decrease in nonaccrual loans offset by a $939,000 increase in other real estate owned.

Allowance for credit losses as a percentage of total loans was 0.66% at March 31, 2026, compared to 0.68% at December 31, 2025 and 0.59% at March 31, 2025. Allowance for credit losses as a percentage of nonperforming loans was 166.15% at March 31, 2026, compared to 107.48% and 110.52% at December 31, 2025 and March 31, 2025, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 30 full-service branch locations and two loan production offices in multi-ethnic communities in Alabama, California, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: the impact of current and future economic conditions, particularly those affecting the financial services industry, including the effects of declines in the real estate market, tariffs or trade wars (including reduced consumer spending, lower economic growth or recession, reduced demand for U.S. exports, disruptions to supply chains, and decreased demand for other banking products and services), high unemployment rates, inflationary pressures, increasing insurance costs, changes in interest rates, including changes to the federal funds rate, which could have an adverse effect on the Company’s profitability; impact of changes in interest rates on our financial projections, models and guidance and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing; uncertain duration of trade conflicts; magnitude of the impact that the proposed tariffs may have on our customers’ businesses; potential impacts of adverse developments in the banking industry, including impacts on customer confidence, deposits, liquidity and the regulatory response thereto; risks arising from negative media coverage of the banking industry; risks arising from perceived instability in the banking sector; changes in prices, values and sales volumes of residential and commercial real estate; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations; changes in tax laws; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; risks associated with the recent merger of First IC with the Company (the “Merger”), including the risk that the cost savings and any revenue synergies may not be realized or take longer than anticipated to be realized as well as disruption with customers, suppliers, employee or other business partners relationships; the risk of successful integration of First IC’s business into the Company; the reaction of each of the Company’s and First IC’s customers, suppliers, employees or other business partners to the Merger; the risk that the integration of First IC’s operations into the operations of the Company will be materially delayed or will be more costly or difficult than expected; the timing and achievement of expected cost reductions following the Merger; the timing and achievement of the recovery of the reduction of tangible book value resulting from the Merger; general competitive, economic, political, and market conditions; the ability to keep pace with technological changes, including changes regarding maintaining cybersecurity and the impact of generative artificial intelligence; increased competition in the financial services industry, particularly from regional and national institutions, as well as fintech companies and other non-bank financial service providers offering digital, automated or alternative financial products and services; the impact of a failure in, or breach of, the Company's operational or security systems or infrastructure, or those of third parties with whom the Company does business, including as a result of cyber-attacks or an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or the Company's customers; the effects of war or other conflicts, including the ongoing conflicts in the Middle East; major political shifts domestically or internationally (including the potential for retaliatory actions by governments, market participants or clients based on diverging perspectives or otherwise and, separately, the recent shutdown of the U.S. federal government; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs, those related to credit card interest rates, and legislative, regulatory or supervisory actions related to so‑called “de‑banking,” including any new prohibitions, requirements or enforcement priorities that could affect customer relationships, compliance obligations, or operational practices. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan
President and Interim Chief Financial Officer
770-455-4978
faridtan@metrocitybank.bank

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The measures entitled adjusted return on average shareholder’s equity and tangible book value per share are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are return on average shareholder’s equity and book value per share, respectively. Adjusted return on average shareholder’s equity excludes average accumulated other comprehensive income and merger-related expenses. Tangible book value per share excludes goodwill and core deposit intangibles.

Management uses these non-GAAP financial measures in its analysis of the Company's performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company's performance, and if not provided would be requested by the investor community. The Company believes the non-GAAP measures enhance investors' understanding of the Company's business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently.

These disclosures should not be considered an alternative to GAAP. The computations of adjusted return on average shareholder’s equity and tangible book value per share and the reconciliation of these measures to return on average shareholder’s equity and book value per share are set forth in the table below.

METROCITY BANKSHARES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	As of or For the Three Months Ended
(Dollars in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Return on average shareholder's equity reconciliation
Average shareholder’s equity (GAAP)	$494,937	$470,299	$436,619	$428,644	$421,679
Less: average accumulated other comprehensive income	(1,679)	(3,593)	(5,552)	(8,737)	(13,089)
Adjusted average shareholder’s equity (non-GAAP)	$493,258	$466,706	$431,067	$419,907	$408,590

Net income (GAAP)	$22,314	$18,139	$17,270	$16,826	$16,297
Add: First IC-merger related expenses (net of tax effect)	1,238	2,831	222	246	194
Adjusted net income (non-GAAP)	$23,552	$20,970	$17,492	$17,072	$16,491

Return on average shareholder’s equity (GAAP)	18.28%	15.30%	15.69%	15.74%	15.67%
Adjusted return on average shareholder’s equity (non-GAAP)	19.36%	17.83%	16.10%	16.31%	16.37%

Tangible book value per share reconciliation
Total shareholder's equity (GAAP)	$554,156	$544,184	$445,888	$436,100	$427,969
Less: goodwill and core deposit intangible	(68,357)	(68,675)	—	—	—
Adjusted total shareholder's equity (non-GAAP)	$485,799	$475,509	$445,888	$436,100	$427,969

Shares of common stock outstanding	28,660,042	28,817,967	25,537,746	25,537,746	25,402,782

Book value per share (GAAP)	19.34%	18.88%	17.46%	17.08%	16.85%
Tangible book value per share (non-GAAP)	16.95%	16.50%	17.46%	17.08%	16.85%

Noninterest expense reconciliation
Noninterest expense (GAAP)	$21,438	$20,434	$14,674	$14,113	$13,799
First IC-merger related expenses	(1,676)	(3,833)	(301)	(333)	(262)
Adjusted noninterest expense (non-GAAP)	$19,762	$16,601	$14,373	$13,780	$13,537

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2026	2025	2025	2025	2025
Selected income statement data:
Interest income	$70,990	$60,257	$54,003	$54,049	$52,519
Interest expense	26,503	24,332	22,211	21,871	21,965
Net interest income	44,487	35,925	31,792	32,178	30,554
Provision for credit losses	(813)	(39)	(543)	129	135
Noninterest income	6,357	7,817	6,178	5,733	5,456
Noninterest expense	21,438	20,434	14,674	14,113	13,799
Income tax expense	7,905	5,035	6,569	6,843	5,779
Net income	22,314	18,312	17,270	16,826	16,297
Per share data:
Basic income per share	$0.78	$0.69	$0.68	$0.66	$0.64
Diluted income per share	$0.77	$0.68	$0.67	$0.65	$0.63
Dividends per share	$0.29	$0.25	$0.25	$0.23	$0.23
Book value per share (at period end)	$19.34	$18.89	$17.46	$17.08	$16.85
Tangible book value per share (at period end)(1)	$16.95	$16.50	$17.46	$17.08	$16.85
Shares of common stock outstanding	28,660,042	28,817,967	25,537,746	25,537,746	25,402,782
Weighted average diluted shares	29,051,061	26,806,181	25,811,422	25,715,206	25,707,989
Performance ratios:
Return on average assets	1.96%	1.80%	1.89%	1.87%	1.85%
Return on average equity	18.28	15.45	15.69	15.74	15.67
Adjusted return on average equity (1)	19.36	17.83	16.10	16.31	16.37
Dividend payout ratio	32.49	35.08	37.23	35.01	36.14
Yield on total loans	6.74	6.42	6.37	6.49	6.40
Yield on average earning assets	6.51	6.26	6.24	6.34	6.31
Cost of average interest-bearing liabilities	3.25	3.36	3.42	3.39	3.48
Cost of interest-bearing deposits	3.12	3.22	3.28	3.25	3.36
Net interest margin	4.08	3.73	3.68	3.77	3.67
Efficiency ratio(2)	42.16	46.71	38.65	37.23	38.32
Efficiency ratio - operating (1)(2)	38.87	37.95	37.85	36.35	37.59
Asset quality data (at period end):					38
Net charge-offs/(recoveries) to average loans held for investment	0.03%	(0.00)%	0.03%	0.01%	0.02%
Nonperforming assets to gross loans held for investment and OREO	0.43	0.64	0.47	0.49	0.59
ACL to nonperforming loans	166.15	107.48	137.66	129.76	110.52
ACL to loans held for investment	0.66	0.68	0.60	0.60	0.59
Balance sheet and capital ratios:
Gross loans held for investment to deposits	111.12%	111.84%	110.43%	116.34%	114.73%
Noninterest bearing deposits to deposits	22.04	21.42	20.22	20.41	19.73
Investment securities to assets	0.96	1.38	0.94	0.93	0.93
Common equity to assets	10.52	9.98	12.29	12.06	11.69
Leverage ratio	10.47	10.00	12.21	11.91	11.76
Common equity tier 1 ratio	16.52	15.90	19.93	19.91	19.23
Tier 1 risk-based capital ratio	16.52	15.90	19.93	19.91	19.23
	17.44	16.84	20.74	20.78	20.09
Mortgage and SBA loan data:
Mortgage loans serviced for others	$496,552	$702,586	$538,675	$559,112	$537,590
Mortgage loan production	101,948	111,717	168,562	93,156	91,122
Mortgage loan sales	—	197,553	18,248	54,309	40,051
SBA/USDA loans serviced for others	699,028	685,481	460,720	480,867	474,143
SBA loan production	20,816	32,575	17,727	29,337	20,012
SBA loan sales	19,733	9,792	13,415	20,707	16,579

(1) Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and for a reconciliation to GAAP.

(2) Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2026	2025	2025	2025	2025
ASSETS
Cash and due from banks	$373,956	$370,832	$213,941	$273,596	$272,317
Federal funds sold	13,645	12,844	13,217	12,415	12,738
Cash and cash equivalents	387,601	383,676	227,158	286,011	285,055
Equity securities	18,564	18,646	18,605	18,481	18,440
Securities available for sale (at fair value)	26,616	47,179	15,365	15,030	15,426
Loans held for investment	4,001,114	4,051,397	2,966,859	3,121,534	3,132,535
Allowance for credit losses	(26,700)	(27,843)	(17,940)	(18,748)	(18,592)
Loans less allowance for credit losses	3,974,414	4,023,554	2,948,919	3,102,786	3,113,943
Loans held for sale	—	9,741	231,259	4,988	34,532
Accrued interest receivable	20,299	20,298	16,912	16,528	16,498
Federal Home Loan Bank stock	23,487	27,565	22,693	22,693	22,693
Premises and equipment, net	29,633	29,879	17,836	17,872	18,045
Operating lease right-of-use asset	14,412	15,193	7,712	8,197	7,906
Foreclosed real estate, net	1,147	208	919	744	1,707
SBA servicing asset, net	11,267	10,601	6,988	6,823	7,167
Mortgage servicing asset, net	1,484	1,660	1,662	1,676	1,476
Bank owned life insurance	76,424	75,786	75,148	74,520	73,900
Goodwill	56,048	56,048	—	—	—
Core deposit intangible	12,309	12,627	—	—	—
Interest rate derivatives	4,970	6,343	9,435	12,656	17,166
Other assets	29,672	29,396	28,852	26,683	25,771
Total assets	$4,688,347	$4,768,400	$3,629,463	$3,615,688	$3,659,725

LIABILITIES
Noninterest-bearing deposits	$799,190	$780,828	$544,439	$548,906	$539,975
Interest-bearing deposits	2,827,484	2,865,173	2,148,645	2,140,587	2,197,055
Total deposits	3,626,674	3,646,001	2,693,084	2,689,493	2,737,030
Federal Home Loan Bank advances	425,000	510,000	425,000	425,000	425,000
Operating lease liability	14,516	15,306	7,704	8,222	7,962
Accrued interest payable	10,200	10,731	3,567	3,438	3,487
Other liabilities	57,801	42,178	54,220	53,435	58,277
Total liabilities	$4,134,191	$4,224,216	$3,183,575	$3,179,588	$3,231,756

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	1,157	1,159	255	255	254
Additional paid-in capital	134,660	138,675	51,151	50,212	49,645
Retained earnings	417,750	402,684	390,971	380,046	369,110
Accumulated other comprehensive income	589	1,666	3,511	5,587	8,960
Total shareholders' equity	554,156	544,184	445,888	436,100	427,969
Total liabilities and shareholders' equity	$4,688,347	$4,768,400	$3,629,463	$3,615,688	$3,659,725

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2026	2025	2025	2025	2025
Interest and dividend income:
Loans, including fees	$67,139	$57,335	$50,975	$50,936	$50,253
Other investment income	3,730	2,790	2,884	2,970	2,126
Federal funds sold	121	132	144	143	140
Total interest income	70,990	60,257	54,003	54,049	52,519

Interest expense:
Deposits	22,077	19,623	17,799	17,496	17,977
FHLB advances and other borrowings	4,426	4,709	4,412	4,375	3,988
Total interest expense	26,503	24,332	22,211	21,871	21,965

Net interest income	44,487	35,925	31,792	32,178	30,554

Provision (recovery) for credit losses	(813)	(39)	(543)	129	135

Net interest income after provision for loan losses	45,300	35,964	32,335	32,049	30,419

Noninterest income:
Service charges on deposit accounts	848	772	551	505	500
Other service charges, commissions and fees	1,581	1,748	2,376	1,620	1,596
Gain on sale of residential mortgage loans	—	2,808	166	579	399
Mortgage servicing income, net	306	504	516	781	618
Gain on sale of SBA loans	1,045	463	558	643	658
SBA servicing income, net	1,905	800	1,203	642	913
Other income	672	722	808	963	772
Total noninterest income	6,357	7,817	6,178	5,733	5,456

Noninterest expense:
Salaries and employee benefits	11,501	10,674	8,953	8,554	8,493
Occupancy and equipment	2,434	1,581	1,410	1,380	1,417
Data Processing	682	466	394	329	345
Advertising	223	180	161	149	167
Merger-related expenses	1,676	3,833	301	333	262
Other expenses	4,922	3,937	3,455	3,368	3,115
Total noninterest expense	21,438	20,671	14,674	14,113	13,799

Income before provision for income taxes	30,219	23,110	23,839	23,669	22,076
Provision for income taxes	7,905	4,971	6,569	6,843	5,779
Net income available to common shareholders	$22,314	$18,139	$17,270	$16,826	$16,297

METROCITY BANKSHARES, INC.

QTD AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$318,318	$2,882	3.67%	$221,304	$2,551	4.57%	$159,478	$2,098	5.34%
Investment securities	61,169	969	6.42	49,212	371	2.99	32,034	168	2.13
Total investments	379,487	3,851	4.12	270,516	2,922	4.29	191,512	2,266	4.80
Construction and development	43,100	794	7.47	35,440	692	7.75	23,321	480	8.35
Commercial real estate	1,290,296	29,836	9.38	1,062,523	22,717	8.48	779,884	16,157	8.40
Commercial and industrial	86,547	1,572	7.37	79,867	1,731	8.60	72,799	1,588	8.85
Residential real estate	2,619,786	34,922	5.41	2,367,289	32,141	5.39	2,308,071	31,986	5.62
Consumer and other	847	15	7.18	441	54	48.58	276	42	61.71
Gross loans(2)	4,040,576	67,139	6.74	3,545,560	57,335	6.42	3,184,351	50,253	6.40
Total earning assets	4,420,063	70,990	6.51	3,816,076	60,257	6.26	3,375,863	52,519	6.31
Noninterest-earning assets	202,774			212,002			197,272
Total assets	4,622,837			4,028,078			3,573,135
Interest-bearing liabilities:
NOW and savings deposits	272,645	1,552	2.31	238,695	1,603	2.66	153,739	952	2.51
Money market deposits	1,175,909	7,506	2.59	1,027,611	6,895	2.66	1,010,471	6,321	2.54
Time deposits	1,417,623	13,019	3.72	1,151,537	11,125	3.83	1,006,677	10,704	4.31
Total interest-bearing deposits	2,866,177	22,077	3.12	2,417,843	19,623	3.22	2,170,887	17,977	3.36
Borrowings	436,344	4,426	4.11	453,928	4,709	4.12	390,000	3,988	4.15
Total interest-bearing liabilities	3,302,521	26,503	3.25	2,871,771	24,332	3.36	2,560,887	21,965	3.48
Noninterest-bearing liabilities:
Noninterest-bearing deposits	774,905			614,242			519,125
Other noninterest-bearing liabilities	50,474			71,766			71,444
Total noninterest-bearing liabilities	825,379			686,008			590,569
Shareholders' equity	494,937			470,299			421,679
Total liabilities and shareholders' equity	$4,622,837			$4,028,078			$3,573,135
Net interest income		$44,487			$35,925			$30,554
Net interest spread			3.26			2.90			2.83
Net interest margin			4.08			3.73			3.67

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	March 31, 2026		December 31, 2025		September 30, 2025		June 30, 2025		March 31, 2025
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and development	$52,452	1.3%	$41,796	1.0%	$32,415	1.1%	$30,149	1.0%	$28,403	0.9%
Commercial real estate	1,492,703	37.0	1,560,728	38.3	814,464	27.4	803,384	25.7	792,149	25.2
Commercial and industrial	91,877	2.3	96,360	2.4	69,430	2.3	73,832	2.3	71,518	2.3
Residential real estate	2,392,444	59.4	2,378,311	58.3	2,057,281	69.2	2,221,316	71.0	2,248,028	71.6
Consumer and other	643	—	627	—	325	—	200	—	67	—
Gross loans held for investment	$4,030,119	100.0%	$4,077,822	100.0%	$2,973,915	100.0%	$3,128,881	100.0%	$3,140,165	100.0%
Unearned income	(10,093)		(6,621)		(7,056)		(7,347)		(7,630)
Loan discounts	(18,912)		(19,804)		—		—		—
Allowance for credit losses	(26,700)		(27,843)		(17,940)		(18,748)		(18,592)
Net loans held for investment	$3,974,414		$4,023,554		$2,948,919		$3,102,786		$3,113,943

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2026	2025	2025	2025	2025
Nonaccrual loans	$16,070	$25,906	$13,032	$14,448	$16,823
Past due loans 90 days or more and still accruing	—	—	—	—	—
Total non-performing loans	16,070	25,906	13,032	14,448	16,823
Other real estate owned	1,147	208	919	744	1,707
Total non-performing assets	$17,217	$26,114	$13,951	$15,192	$18,530

Nonperforming loans to gross loans held for investment	0.40%	0.64%	0.44%	0.46%	0.54%
Nonperforming assets to total assets	0.37	0.55	0.38	0.42	0.51
Allowance for credit losses to non-performing loans	166.15	107.48	137.66	129.76	110.52

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2026	2025	2025	2025	2025
Balance, beginning of period	$27,843	$17,940	$18,748	$18,592	$18,744
First IC Day 1 ACL balance	—	9,885	—	—	—
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—
Commercial real estate	185	(1)	110	62	(1)
Commercial and industrial	89	(5)	117	(2)	170
Residential real estate	—	—	—	—	—
Consumer and other	—	—	—	—	—
Total net charge-offs/(recoveries)	274	(6)	227	60	169
Provision (recovery) for loan losses	(869)	12	(581)	216	17
Balance, end of period	$26,700	$27,843	$17,940	$18,748	$18,592
Total loans at end of period(1)	$4,030,119	$4,077,822	$2,973,915	$3,128,881	$3,140,165
Average loans(1)	$4,035,706	$3,441,913	$3,124,291	$3,130,515	$3,167,085
Net charge-offs/(recoveries) to average loans	0.03%	(0.00)%	0.03%	0.01%	0.02%
Allowance for loan losses to total loans	0.66	0.68	0.60	0.60	0.59

(1)	Excludes loans held for sale.